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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   Form 8-K



                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 October 18, 2001
               (Date of Report: Date of earliest event reported)


                           ALPINE AIR EXPRESS, INC.
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           (Exact name of registrant as specified in its charter)


          DELAWARE                 333-44920               33-0619518
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)


                     1177 Alpine Air Way, Provo, Utah 84601
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                    (Address of principal executive office)



Registrant's telephone number, including area code: (801) 373-1508
                                                    --------------

                                NA
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        (Former name or former address, if changed since last report)














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                        ITEM 5. OTHER EVENTS


     On October 11, 2001, the Salt Lake Tribune reported that the United States Department of Justice filed a lawsuit against Alpine Aviation, Inc., a wholly owned subsidiary of Alpine Air Express, Inc.(Alpine). The complaint, which has not yet been served on Alpine, alleges that Alpine Aviation, Inc. overcharged the government for 58 Essential Air Service contract flights to Moab, Utah and Ely, Nevada during a period from about 1993 to 1998 in violation of the False Claims Act, 31 U.S.C. Section 3729-3733. The complaint seeks damages of $5,000 to $10,000 per each of the 58 alleged overcharges and $200,000 in other damages. Alpine Aviation, Inc. denies the allegations in the complaint and will vigorously defend the lawsuit. Alpine Aviation, Inc. plans to file a counterclaim on the grounds that the Department of Transportation wrongfully withheld sums of money from Alpine Aviation, Inc. which were due the company under the terms of its Essential Air Service contracts. The Essential Air Service contracts were for the transportation of passengers. Alpine has since ceased all passenger transportation and switched to an all cargo air carrier.

     Following the events of September 11, 2001, the United States Postal Service ("Postal Service") entered into a contract to haul the mail by truck
between Las Vegas and Reno.   Alpine previously serviced this route.
Consequently, Alpine has been informed by the postal Service that our route between Las Vegas and Reno would be suspended for the immediate future with no word of if, and when, it will be reinstated.

     Alpine received word from the Postal Service that it has received two additional routes to haul mail. One route is between Sioux City and Rapid City South Dakota with one flight per day six days a week. The other route is an expansion of our Phoenix/Denver route with an added stop in Albuquerque, New Mexico. Alpine is utilizing our larger, higher capacity Beech 1900C aircraft on both routes to better meet increased cargo demands on these routes. Previously the Phoenix/Denver route was serviced by a Beech 99.











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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                          Alpine Air Express, Inc.


                                          By:
                                             ----------------------------
Date:    October 22, 2001                    Leslie Hill, Chief Financial
                                             Officer